Exhibit 10.38

Callwave MSA Addendum June 29, 2004

FIRST ADDENDUM TO

MASTER SERVICE AGREEMENT

This First Addendum (this “First Addendum”) is entered into this 29th day of June, 2004, (“Addendum Effective Date”) by and between LEVEL 3 COMMUNICATIONS, LLC (“Level 3”) and CALLWAVE, INC. (“Customer”), and modifies (I) the Master Service Agreement between the parties dated April 30, 2004 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. The terms and conditions of this First Addendum modify the Agreement in the following limited respects:

WHEREAS the parties entered into the Agreement for the provision of certain communications services provided by Level 3 to Customer.

WHEREAS, the parties now wish for Level 3 to incorporate herein Service Schedules specific for Customer Orders submitted to Level 3 by Customer (and accepted by Level 3) for (3)Voice® Termination Service and (3)Cross Roads® Service, as provided in the respective Exhibits to the respective Service Schedules hereto; and

NOW THEREFORE, the parties agree to modify the Agreement in the following limited respects:

Additional Terms and Conditions:

Service Schedules: (3)Voice® Termination and (3)CrossRoads® Service(s):

1)	Pursuant to this First Addendum the (3)Voice® Termination Service Schedule as specified on Exhibit A is attached hereto and incorporated herein.

2)	Pursuant to this First Addendum the (3)CrossRoads® Service Schedule as specified on Exhibit B is attached hereto and incorporated herein.

Addendum Term

The Term of this First Addendum (“Addendum Term”) shall be twelve (12) months from the Addendum Effective Date hereto.

LEVEL 3 COMMUNICATIONS, LLC (“Level 3”)		CALLWAVE, INC. (“Customer”)

By	/s/ Michael Mooney	By	/s/ David S. Trandal
Name	Michael Mooney	Name	David S. Trandal
Title	V.P.	Title	VP of Operations
Date	7.6.04	Date	6/29/04

Callwave MSA Addendum June 29, 2004

EXHIBIT A

SERVICE SCHEDULE

(3)VOICE® TERMINATION SERVICE

1. Applicability. This Service Schedule is applicable only where Customer orders (3)Voice® Termination Service.

2. Definitions. Any capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

(A) “Country Code 1” means anywhere within the North American dialing plan (including, without limitation, the United States, Canada and Puerto Rico).

(B) “Hold Time” means situations in which Customer tests the (3)Voice® Termination Service for a time prior to acknowledging repair.

(C) “International” means anywhere outside of the continental United States, including Alaska and Hawaii.

(D) “No Access” shall mean the time when the (3)Voice® Termination Service or associated equipment listed on the trouble ticket is not accessible by Level 3 for testing/repair.

(E) “U.S. Domestic” means the continental United States.

3. Service Description. (3)Voice® Termination Service provides Customer with a combined transport and termination rate for the purpose of delivering Customer voice traffic from the Customer Premises to the PSTN (Public Switched Telephone Network). (3)Voice® Termination Service allows Customer to bring voice traffic to Level 3, selecting from a wide range of connectivity options, in a Level 3 supported format (North American SS7). Traffic delivered by Customer in a format not supported by Level 3 will be blocked and will not be delivered by Level 3. Level 3 does not originate any traffic pursuant to (3)Voice® Termination Services and will not accept calls seeking operator services or directory assistance. [*]

4. Billing and Rates.

(A) Customer will be billed at Level 3’s then current (3)Voice® Termination usage rates. Level 3 reserves the right to change the rates (i) for Service terminating at an International location upon [*] prior written notice to Customer and (ii) for all other Service, upon [*] written notice to Customer.

(B) The current billing increments for (3)Voice® Termination Service are set forth in the following table:

[*]

Any partial billing increment shall be rounded-up to the next interval. [*]

(C) For Customer voice traffic in which Level 3 is unable to reasonably determine the jurisdiction of such traffic (using ANI, CPN or any other information that Level 3 may deem sufficient to determine such traffic’s proper jurisdiction). Level 3 will bill Customer for such traffic at Level 3’s interstate rates in proportion to the percentage of interstate use set forth in the Customer Order (“PIU”). Customer hereby certifies that the PIU submitted to Level 3 is true and correct to the best of Customer’s knowledge and has been determined in accordance with all applicable laws and regulations. Customer may modify the PIU from time to time upon thirty (30) days’ prior written notice to Level 3 and Customer shall review the PIU as frequently as reasonable necessary to ensure its continuing accuracy. In the event Customer fails to submit a PIU to Level 3, Level 3 shall utilize a PIU of 0%, and may therefore treat Customer’s traffic as 100% intrastate traffic. Upon Level 3’s written request. Customer agrees to provide Level 3 with all reasonable information necessary to verify the accuracy of the PIU as compared to voice traffic delivered by Customer to Level 3. If Level 3 determines that the PIU is inaccurate, Level 3 reserves the right to bill Customer at the appropriate Level 3 rates based upon Level 3’s determination of such traffic as interstate or intrastate. Customer agrees to indemnify, defend and hold Level 3 harmless for (i) any charges assessed against Level 3 by a third party (including, but not limited to, access charges for intrastate traffic) or (ii) other claims by third parties resulting from or arising out of Level 3’s use of an Inaccurate PIU.

(D) The (3)Voice® Termination Service usage rates are net of any applicable origination charges by third party payphone providers. Customer will be responsible for (i) all such origination charges, and (ii) tracking any traffic associated with such origination charges in accordance with applicable law or regulation.

(E) For Level 3 (3)Voice® Termination Service that terminates on the PSTN (Public Switched Telephone Network) only. Customer will be provided, in addition to its invoice, a summary report describing the total amount due from Customer to Level 3 and the total cost of Customer’s recurring fees, non-recurring fees and total usage charges. Usage detail will be provided via FTP format on a daily basis. Customer will also be provided monthly telemanagement reports as follows: a Terminating LATA Summary Report, a Terminating LEC Report and a Terminating County Summary Report.

5. Monthly Performance Meetings. On mutually agreeable dates and times, each of Level 3 and Customer agree to participate in monthly conference calls or physical meetings to review any performance issues relating to Customer’s usage of (3)Voice® Termination Service.

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Callwave MSA Addendum June 29, 2004

6. Single Number/Single End User Complaints. In the event that Customer experiences a single number complaint or a single end user complaint and such complaint is referred to Level 3, Level 3 will perform reasonable efforts to isolate the given trouble. Level 3 by policy will not perform any alternate routing of egress trunks based upon on a single number or single end user complaint. However, Level 3 will attempt to correlate such a trouble across multiple customers in order to perform any necessary corrective actions. If Level 3 determines that a trouble ticket is related to a single number or single end user, Level 3 will change the status of the trouble ticket to “Service Restore” and pursue closure of the trouble ticket.

7. Responsibility to Control and Manage Traffic.

(A) In addition to any other terms and conditions of this Service Schedule and the Agreement. Customer shall bear the following responsibilities in connection with Level 3’s provision to Customer of (3)Voice® Termination Service:

(i)	Customer shall manage the integrity of the traffic egressing Customer’s network;

(ii)	Customer shall screen and block calls destined to (i) invalid single numbers, (ii) unassigned NPA/NXX or (iii) numbers with invalid formats; and

(iii)	Customer shall manage and correct, as necessary, any fraudulent calling patterns or calling patterns perceived as fraudulent that may harm Level 3’s network.

(B) In the event that Customer fails to comply with the requirements described in (A) above, (1) Level 3 shall have the right (but not the obligation) to take protective action against Customer in order to protect Level 3’s egress network which protective action may include, without limitation, the temporary blocking of Customer’s traffic until the applicable problem is resolved (in Level 3’s reasonable discretion) and (2) Level 3 shall not be obligated to meet any of the Service Levels set forth in Section 8 below.

8. Service Levels.

(A) Availability Service Level. The Availability Service Level objective for (3)Voice® Termination Service is [*] The (3)Voice® Termination Service is considered unavailable if it is unable to send traffic for reasons other than an Excused Outage. An unavailability event shall be measured beginning from the time Customer initiates the opening of a trouble ticket by Level 3 and continuing until the time such trouble ticket is cleared and the affected (3)Voice® Termination Service is restored by Level 3. The percentage availability will be calculated and measured for the affected (3)Voice® Termination Service as follows:

[*]

(B) Post Dial Delay Service Level. The Post Dial Delay Service Level objective for (3)Voice® Termination Service is no more than [*] per call for U.S. Domestic traffic. Post Dial Delay is the average time from when the last digit is dialed to the moment the connection occurs at the receiving location in a particular month. The parties acknowledge that Post Dial Delay for International Direct Distance Dialing will vary depending upon call distribution and events In the far-end PSTN.

(C) Answer Seizure Ratio Service Level. The Answer Seizure Service Level objective for (3)Voice® Termination Service for each destination is greater than [*] Answer Seizure Ratio is measured for outbound terminal traffic for U.S. Domestic termination. Answer Seizure Ratio is defined as total answered calls (an answered call is a call successfully switched and terminated to its destination) in a particular month divided by the total calls seized in a particular month multiplied by 100.

(D) Mean Time To Repair Service Level. The Mean Time to Repair Service Level objective for (3)Voice® Termination Service is less than or equal to [*] Mean Time to Repair is the average time to restore (3)Voice® Termination Service in a particular month, and is measured beginning from the time Customer initiates the opening of a trouble ticket by Level 3 and continuing until the time such trouble ticket is cleared and the affected (3)Voice® Termination Service is restored by Level 3. No Access and Hold Times shall not be considered in the Mean Time to Repair calculation.

(E) Remedy. [*]

9. Chronic Outage.

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portions has been omitted and filed separately with the Securities and Exchange Commission.

Callwave MSA Addendum June 29, 2004

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Callwave MSA Addendum June 29, 2004

EXHIBIT B

SERVICE SCHEDULE

(3)CROSSROADS® SERVICE

1. Applicability. This Service Schedule is applicable only where Customer orders (3)CrossRoads® Service.

2. Definitions. Any capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

(A) “Back-Up Port” shall mean any (3)CrossRoads® Service port other than the Primary Port that is configured to send/receive traffic only in the event that the applicable Primary Port becomes unavailable to send or receive traffic. The Back-Up Port must be Identified as such in the Customer Order and provisioned on a Level 3 router or switch (within the same Level 3 Facility) that is separate from the Primary Port.

(B) “Committed Data Rate” shall mean the minimum data rate committed by Customer and set forth in the Customer Order (expressed in Megabits per second (Mbps)).

(C) “IP Fiber Extension” shall mean a dark fiber local access solution for (3)CrossRoads® Service between the Level 3 Gateway and the Customer Premises (or such other point of interconnection) in which unprotected IP service is delivered using Level 3 Facilities and Customer facilities, as mutually agreed between the parties. Level 3 shall, in its sole discretion, determine whether Customer may utilize an IP Fiber Extension under this Service Schedule, or must obtain dark fiber pursuant to a separate dark fiber Service Schedule to be executed by the parties.

(D) “Off-Net Send Traffic” shall mean Send Traffic that terminates to any location that is not on the Level 3 network.

(E) “On-Net Intracity Send Traffic” shall mean On-Net Send Traffic that does not transit Level 3’s long haul transmission facilities.

(F) “On-Net Send Traffic” shall mean Send Traffic that terminates to a location that is on the Level 3 network.

(G) “Primary Port” shall mean any (3)CrossRoads® Service port that is configured to send/receive Customer’s (3)CrossRoads® Service traffic during normal network operations, as identified in the applicable Customer Order.

(H) “Receive Traffic” shall mean traffic from any origination point that is received by Customer from the Level 3 network.

(I) “Send Traffic” shall mean traffic from any origination point that is sent by Customer onto the Level 3 network.

3. Service Description. (3)CrossRoads® Service is an IP transit service (including dedicated IP access port(s)) providing access to the Level 3 IP network and the global Internet. (3)CrossRoads® Service is available through Serial/POS and Ethernet interfaces. (3)CrossRoads® Service is available in a “Standard” configuration or a “Protected” configuration. Standard (3)CrossRoads® Service is configured with a single Primary Port and no Backup Port. Protected (3)CrossRoads® Service is configured with both a Primary Port and a Backup Port.

4. Charges. Customer may elect to be billed based on a Committed Data Rate, through Destination Sensitive Billing, or at a Fixed Rate. The manner of billing selected will be set forth in each Customer Order.

(A) Committed Data Rate charges for (3)CrossRoads® Service consist of four (4) components: [*]

[*]

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portions has been omitted and filed separately with the Securities and Exchange Commission.

Callwave MSA Addendum June 29, 2003

[*]

(B) Designation Sensitive Billing charges for (3)CrossRoads® Service consist of three (3) components: [*]

(C) Fixed Rate charges for (3)CrossRoads® Service consist of two (2) components; [*]

5. IP Addresses and Domain Names. In the event that Level 3 assigns to Customer an IP address as part of the provision of Service, such IP address shall (upon Level 3’s request and to the extent permitted by law) revert to Level 3 after termination of the applicable Customer Order for any reason whatsoever, and Customer shall cease using such address. At any time after such termination. Level 3 may re-assign such address to another user. In the event that Level 3 obtains for Customer a domain name (which may be required in some European jurisdictions). Customer shall be the sole owner of such domain name. Customer shall be solely responsible for:

(A) paying any fees (including renewal fees) relating thereto;

(B) complying with any legal, technical, administrative, billing or other requirements imposed by the relevant domain name registration authority;

(C) modifying such domain name in the event Customer changes service providers; and

(D) all third party claims (including claims for intellectual property infringement) relating thereto, and Customer shall indemnify and hold Level 3 harmless from all such claims and expenses (including legal fees and court costs) related thereto.

6. IP Fiber Extensions.

(A) Pursuant to a Customer Order submitted by Customer and accepted by Level 3, the parties may agree that Level 3 will provide Customer with an IP Fiber Extension as part of the local access solution for any (3)CrossRoads® Service provided hereunder. Level 3 will Invoice Customer, and Customer agrees to pay Level 3, the charges associated with any such IP Fiber Extension as set forth in the applicable Customer Order. Unavailability or degradation of (3)CrossRoads® Service caused by or attributable to IP Fiber Extensions shall be considered Excused Outages. The foregoing notwithstanding, Level 3 will use commercially reasonable efforts to respond to any such unavailability or degradation (on Level 3 Facilities) associated with any IP Fiber Extension within [*] after becoming aware of the same and shall use commercially reasonable efforts to repair traffic-affecting discontinuity within [*] after Level 3’s representatives arrive at the problem site and have the ability to begin uninterrupted repair activities.

(B) Level 3 shall have the right to supervise and control in a reasonable manner all activities concerning any IP Fiber Extension provided hereunder, including, without limitation, all Level 3 manholes/handholes. Any work required by Customer respecting any IP Fiber Extension provided hereunder, including without limitation. (i) splicing the Customer fibers, and (ii) interconnection between the Customer network and the Level 3 network, shall be undertaken only by or (with Level 3’s consent) under the supervision of Level 3.

(C) Prior to delivery of any IP Fiber Extension, Level 3 shall test the dark fiber contained in such IP Fiber Extension in accordance with the then-current version of Level 3’s interconnection policies and guidelines.

7. Service Levels.

(A) Installation Service Level. Level 3 will exercise commercially reasonable efforts to install any (3)CrossRoads® Service on or before the Customer Commit Date specified for the particular (3)CrossRoads® Service. This installation Service Level shall not apply to Customer Orders that contain incorrect information supplied by Customer or Customer Orders that are altered at Customer’s request after submission and acceptance by Level 3. In the event Level 3 does not meet this Installation Service Level for a particular (3)CrossRoads® Service for reasons other than an Excused Outage, Customer will be entitled to a service

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Callwave MSA Addendum June 29, 2003

credit for each day of delay [*]

(B) Availability Service Level. The Availability Service Level for (3)CrossRoads® Service is [*] for Standard (3)CrossRoads® Service and [*] for Protected (3)CrossRoads® Service. Standard (3)CrossRoads® Service is considered unavailable if the Primary Port is unable to send or receive traffic; Protected (3)CrossRoads® Service. is considered unavailable if both the Primary Port and the Backup Port are unable to send or receive traffic.

In the event that (3)CrossRoads® Service becomes unavailable for reasons other than an Excused Outage, Customer will be entitled to a service [*]

( C) Delay Service Level. The Delay Service Level for (3)CrossRoads ® Service is as set forth in the following table:

[*]

The Delay Service Level is measured as an average one-way delay over a calendar month for traffic of the Level 3 network between Gateways. Delay measurements may be obtained from the Level 3 website at www.level3.com. In the event of a delay in excess of the Service Levels set forth above for reasons other than an Excused Outage Customer will be entitled to receive a service [*]

(D) Packet Delivery Service Level. The Packet Delivery Service Level for (3)CrossRoads® Service is [*] for On-Net traffic between Gateways. Packet Delivery is the average number of Internet Protocol (“IP”) packets of information that transit the Level 3 network and are delivered by Level 3 to the intended On-Net destination in a calendar month. Packet Delivery measurements may be obtained from the Level 3 web site at www.level3.com. In the event Level 3 does not meet the Packet Delivery Service Level for reasons other than an Excused Outage or as a result of any Off-Net Local Loop (whether provisioned by Customer or Level 3), Customer will be entitled to receive a service [*]

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portions has been omitted and filed separately with the Securities and Exchange Commission.

Callwave MSA Addendum June 29, 2003

8. Chronic Outage. [*]

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.